EXHIBIT 10.1

September 9, 2024

FREEDOM HOLDINGS, INC.

John Vivian

CEO

THE AWARENESS GROUP, LLC

Pablo Diaz Curiel

CEO

RE: Binding Term Sheet regarding the reverse merger

This Binding Term Sheet (“Binding Term Sheet”) memorializes the principal terms agreed to in the nonbinding Term Sheet dated August 8, 2024 upon which Freedom Holdings, Inc., (“FHLD” or “Pubco”) and The Awareness Group, LLC (along with The Awareness Group, Inc., “TAG”), collectively described as the Parties, agreed to effect a reverse merger involving FHLD, an acquisition subsidiary of FHLD and The Awareness Group, Inc..

At the time of consummation of the transactions contemplated by this Binding Term Sheet and the non-binding Term Sheet dated August 8, 2024 (the “Closing”), and on the terms and subject to all the conditions of this Binding Term Sheet, the Parties shall agree to the specific terms including but not limited to:

1.

FHLD and TAG are entering a mutually beneficial reverse merger agreement whereas a TAG entity will immediately obtain supermajority of Pubco (90%) and FHLD pre-merger shareholders receiving minority ownership (10%) into the Pubco post-Closing of the reverse merger and shall be non-dilutable until uplisting to a national exchange.

2.

Upon execution of this Binding Term Sheet, the Parties shall work in good faith to execute the reverse merger definitive documents with a closing date to take place no later than September 15, 2024, or any later date as the Parties may decide by mutual agreement.

3.	The following operating procedures will ensue post-Closing.

•	Pablo Diaz will be announced as CEO of FHLD and will be in full control of operating the entirety of the business.

•	TAG shall have full control of the Board of FHLD and will have sole discretion in approving any and all operations in reference to FHLD

•	TAG shall have a right to appoint their own C level executives for carrying out the operations of FHLD.

•	TAG’s accountants will submit all reports to and compile the necessary financial reports and transfer them in an orderly and timely fashion for FHLD’s audit in accordance with securities laws.

•	TAG will appoint their CFO to submit reports and work directly with FHLD auditor and have a right to appoint FHLD’s auditor.

•	TAG BOD will turn in timely board minutes and submit reports to the TAG CFO for public reporting and audit compliance.

•	TAG will control all bank accounts and treasury of FHLD.

•	TAG will conduct all operations in accordance with corporate governance responsibilities and securities laws.

•	TAG CFO. shall manage all of the public filings with FHLD’s auditor in order to keep the post-merger public entity in compliance.

•	TAG will have full control to release, subject to securities laws, press releases needed to report to the market.

•	TAG shall be able to appoint its own securities counsel to serve as the Pubco’s securities counsel.

•	TAG can immediately after the Closing appoint its third-party service providers for FHLD, including but not limited to the IR/PR firm, press release newswire, and transfer agent.

•	TAG shall assume the account payable and notes payable as disclosed in FHLD’s Financial Statements for period ending June 30

•	Both parties acknowledge that due diligence has been completed as per terms on executed term sheet that was executed on August 8, 2024, between all parties.

4.	TAG shall be solely responsible and shall have full authority to accept the terms of any capital raise function post-Closing. If TAG is able to secure an ELOC for FHLD, TAG shall manage the puts and deposits and receive all of the proceeds from the ELOC and/or any other capital raise.

5.	The existence of this Binding Term Sheet and the contents hereof, as well as all mutually discussed, projections, forecasts, technology, processes, management, related entities, shareholders, members and other materials relating to any of the parties, or their subsidiaries and other affiliates shall all be treated as confidential information by the parties and shall not be disclosed or used by any party without the written consent of the other party. The parties shall cause their affiliates to observe the confidentiality provided for in this Binding Term Sheet. For the avoidance of doubt, the parties may disclose such information (a) to such party’s bankers and other financing sources, employees and professional advisors, in each case under a confidential relationship, in connection with the Acquisition, and (b) if required pursuant to any court order, investigation by a governmental or regulatory entity, and any applicable law or regulation (including applicable securities laws and regulations and rules promulgated thereunder), and if such disclosure is required, the party from whom such disclosure is sought will, if practicable, (i) request that the subject matter to be disclosed be kept confidential and not used for any purpose, (ii) to the extent permitted by law, give reasonable advance notice in writing to the other party that such disclosure has been required, (iii) to the extent permitted by law, make such disclosure as late as legally permissible (as determined by the party making such disclosure upon the advice of its counsel), and (iv) limit the information to be disclosed to that which is required to be disclosed (including with respect to any periodic filings in respect of the Binding Term Sheet to be made with the U.S. Securities and Exchange Commission).

6.	This Binding Term Sheet will automatically terminate and be of no further force and effect upon the earlier of: (i) the execution of definitive agreements in connection with the reverse merger by the Parties ; and (ii) mutual agreement of the Parties.

2

7.

If any of the foregoing binding terms of this Binding Term Sheet, as applied in any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Binding Term Sheet, the application of such provision in any other circumstance, or the validity or enforceability of the remaining binding terms of this Binding Term Sheet.

8.

Upon execution of this Binding Term Sheet, neither party shall offer or negotiate with any third parties about a reverse merger until definitive agreements and necessary corporate actions have taken place.

9.	This Binding Term Sheet and all of the provisions thereunder shall be contstrued in accordance with the laws of the State of Nevada.

Acknowledged and agreed this 9th day of September 2024 to be legally binding the on the Parties as set forth herein:

FREEDOM HOLDINGS, INC.

/s/ John Vivian

John Vivian

CEO/Chairman

THE AWARENESS GROUP, LLC.

/s/ Pablo Diaz Curiel

Pablo Diaz Curiel

CEO/Chairman

3